UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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☐	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

Telephone and Data Systems, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, If other than the Registrant)

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TELEPHONE AND DATA SYSTEMS, INC.

30 North LaSalle Street
Suite 4000
Chicago, Illinois 60602

PROTECT YOUR INVESTMENT – VOTE THE ENCLOSED WHITE PROXY CARD TODAY!

May 7, 2013

Dear Fellow Shareholder:

The Board of Directors (“Board”) of Telephone and Data Systems, Inc. (“TDS”) strongly urges all holders of TDS Common Shares to vote in favor of your Board’s four highly qualified nominees for election at the Annual Meeting of Shareholders, to be held on Friday, May 24, 2013. Please vote TODAY by telephone, Internet or by signing, dating and returning the enclosed WHITE proxy card in the business reply envelope provided. We urge you to DISCARD ANY BLUE PROXY CARD you may receive from GAMCO Asset Management Inc. (“GAMCO”), which is seeking to replace one of your Board’s nominees with its own nominee.

We are disappointed that GAMCO has decided to conduct a proxy contest, which is expensive and distracting to TDS. We believe that GAMCO’s nominee, Ryan J. Morris, lacks the experience and skill sets that would add value to the Board. In 2009, TDS added two persons designated by GAMCO, Clarence A. Davis and Gary L. Sugarman, to the TDS Board. These two experienced and qualified persons continue to serve on the TDS Board and have been very engaged and effective. On the other hand, we do not believe that Mr. Morris has experience or qualifications that come close to matching those of the TDS Board nominees. Based on the information in GAMCO’s proxy statement, information provided to TDS by GAMCO and Mr. Morris and other information, we believe that Mr. Morris (age 28) has significantly less business experience than each of the TDS Board nominees, and has no experience as a director of a telecommunications company or a company similar in size to TDS, which is a Fortune 500 company with over $5 billion in annual revenue. Based on such information, we believe that Mr. Morris has less than five (5) years experience with public companies and has not served as a director of any company with annual revenues greater than $100 million.

TDS NOMINEES HAVE SIGNIFICANT BUSINESS, FINANCE AND
MANAGERIAL EXPERTISE

Clarence A. Davis	George W. Off	Mitchell Saranow	Gary L. Sugarman

• Significant business and accounting experience – director and former CEO of Nestor, a public technology company; former CFO and COO of American Institute of Certified Public Accountants

• Currently director or trustee of several registered investment firms

• Substantial audit committee experience, including TDS Audit Committee; designated financial expert

• TDS director since 2009; originally nominated by GAMCO

• Significant business and executive management experience as former CEO of retail marketing and technology companies Catalina Marketing Corporation and Checkpoint Systems, Inc.

• Substantial board experience, chairman of TDS Audit Committee, member of TDS Compensation Committee

• TDS director since 1997

• Significant management, finance, accounting and legal experience in multiple industries, including cable TV

• Former senior lecturer in financial reporting and controls, Harvard Business School

• Extensive public company board and audit committee experience

• TDS director since 2004; member of TDS Audit Committee since 2004; designated financial expert

Significant management experience in multiple telecommunications companies; expertise in telecom M&A

• Financial expertise as founder & managing member – Richfield Capital Partners

• Current and former member of multiple telecommunications boards

• TDS director since 2009; member of TDS Compensation Committee; originally nominated by GAMCO

We urge you to support your Board’s highly qualified and experienced nominees for election by voting the WHITE proxy card and discarding any Blue proxy card you may receive from GAMCO.

Please vote in favor of your Board’s nominees TODAY.

Thank you for your continued support.

Very truly yours,

Walter C.D. Carlson	LeRoy T. Carlson, Jr.
Chairman of the Board of Directors	President and Chief Executive Officer

IMPORTANT

          Your vote is important. No matter how many shares you own, we urge you to please vote FOR the election of the nominees nominated by the TDS Board and FOR proposals 2, 3 and 4, and AGAINST proposal 5. In addition to voting by mail, telephone and internet voting is available. Simply follow the instructions on the enclosed WHITE proxy card.

          In addition, we ask that you do not return any BLUE proxy card you may receive from GAMCO.

IMPORTANT INFORMATION: TDS and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from the shareholders of TDS in connection with the TDS 2013 annual meeting of shareholders. Information regarding TDS directors and executive officers and other participants that may be soliciting proxies on behalf of the TDS board of directors and their respective interests in TDS by security holdings or otherwise is set forth in TDS’s definitive proxy statement relating to its 2013 annual meeting, as filed with the Securities and Exchange Commission ( “SEC”) on April 19, 2013. The 2013 proxy statement, other solicitation material and other reports that TDS files with the SEC, when available, can be obtained free of charge at the SEC’s web site at www.sec.gov or from TDS as provided on its website at www.teldta.com. TDS SHAREHOLDERS ARE ADVISED TO READ CAREFULLY THE PROXY STATEMENT AND OTHER SOLICITATION MATERIAL FILED BY TDS IN CONNECTION WITH THE TDS 2013 ANNUAL MEETING OF SHAREHOLDERS BEFORE MAKING ANY VOTING DECISION BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION RELATING TO THE ELECTION OF DIRECTORS OF TDS.

If you have questions or need assistance voting your shares please contact

105 Madison Avenue
New York, New York 10016

TDS@mackenziepartners.com
Call Collect: (212) 929-5500
Or
TOLL-FREE (800) 322-2885
Fax: (212) 929-0308